Filed pursuant to Rule 424(b)(5)
No. 333-151985
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 27, 2008)

5,790,000 Units

Units Consisting of
One Share of Common Stock and
a Warrant to Purchase 0.25 of a Share of Common Stock

We are offering up to 5,790,000 units, with each unit consisting of one share of our common stock and a warrant to purchase 0.25 of a share of our common stock (and the shares of common stock issuable from time to time upon exercise of the offered warrants), to institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The purchase price for each unit is $3.55. Each warrant will have an exercise price of $3.90 per share and will expire 24 months from the date of issuance.  Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our common stock is quoted on the Nasdaq Global Market under the symbol “CBAK.” On October 21, 2009, the last reported sale price of our common stock was $4.28 per share. We do not intend to apply for listing of the warrants on any national securities exchange or for inclusion of the warrants in any automated quotation system.

Investing in our securities involves significant risks. See “Risk Factors” on page S-5 of this prospectus supplement and set forth in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total Proceeds
Public offering price	$3.55	$20,554,500
Placement agent’s fees(1)	$0.1775	$1,027,725
Proceeds, before expenses, to us(1)	$3.3725	$19,526,775

(1)  See “Plan of Distribution” for a description of compensation payable to the placement agent.  The amounts shown do not include any potential proceeds or fees from the exercise of the warrants being offered.

Cowen and Company, LLC has agreed to act as placement agent in connection with this offering.  We have agreed to pay the placement agency fees set forth in the table above.

We expect to deliver the units to the investors on or about October 27, 2009, subject to the satisfaction of certain customary closing conditions.

Cowen and Company

October 23, 2009

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying base prospectus or such incorporated documents. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer is not permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus or the documents incorporated by reference therein, regardless of when this prospectus supplement and the accompanying base prospectus is delivered or when any sale of the common stock occurs.  Our business, financial condition, results of operations prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated June 27, 2008, are part of a registration statement on Form S-3 (File No. 333-151985) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings up to a total of $60 million, of which $16 million has previously been offered and sold.

The prospectus to which this prospectus supplement relates contains a general description of the securities we may offer.  This prospectus supplement provides you with the specific terms of an offering of our securities. This prospectus supplement also may add, update or change information contained in the prospectus to which this prospectus supplement relates. You should read carefully this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, before you invest.  If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

This prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Forward-looking statements generally are based on our best estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms, the negative of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as (i) our future business development, results of operations and financial condition; (ii) our ability to fund our operations and manage our substantial short-term indebtedness; (iii) our ability to maintain or increase our market share in the competitive markets in which we do business; (iv) our limited operating history in developing, manufacturing and selling lithium-based rechargeable battery cells; (v) our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances; (vi) our ability to secure raw materials in the future and to manage the costs of raw materials or to secure alternative or substitute raw materials; (vii) uncertainties with respect to the legal and regulatory environment of the People’s Republic of China (“PRC”); (viii) our ability to maintain cost leadership; and (ix) other risks identified in this prospectus supplement, the accompanying prospectus and in our reports filed with the SEC.

Additional disclosures regarding factors that could cause our results and performance to differ from historical or anticipated results or performance are discussed in this prospectus supplement, the accompanying prospectus, or in the reports incorporated by reference into this prospectus supplement and accompanying prospectus. You are urged to carefully review and consider the various disclosures made by us therein before making any investment decision. The forward-looking statements speak only as of the date made and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

SUMMARY

This summary highlights information about us and the units being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in the units. You should carefully read the entire document, including the risk factors, the financial statements and the documents incorporated by reference. References in this prospectus to: “China BAK,” “the Company,” “we,” “us” and “our” refer to China BAK Battery, Inc. and its consolidated subsidiaries.

Our Business

We are one of the largest manufacturers of lithium-ion battery cells in the world, as measured by production output. We produce battery cells that are the principal component of rechargeable batteries commonly used to power the following applications:

— cellular phones—customer segments include original equipment manufacturing, or OEM, customers and replacement battery manufacturers;

— notebook computers;

— portable consumer electronics, such as digital cameras, portable media players, portable gaming devices and personal digital assistants, or PDAs; and

— other applications, such as miner’s lamps.

We conduct all of our operations in China, in close proximity to China’s electronics manufacturing base and its rapidly growing market. Historically, we have primarily manufactured prismatic lithium-ion cells for the cellular phone replacement battery market and the OEM market. Our products are packed into batteries by third-party battery pack manufacturers in accordance with the specifications of manufacturers of portable electronic applications. At the request of our customers that order prismatic battery packs, we also engage pack battery manufacturers to assemble our prismatic cells into batteries for a fee and then sell battery packs to these customers both for the replacement and OEM markets.

Our Principal Executive Offices

Our principal executive offices are located at BAK Industrial Park, No. 1 BAK Street, Kuichong Town, Longgang District, Shenzhen, 518119, People’s Republic of China. Our telephone number is (86-755) 8977-0093.

All inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is www.bak.com.cn. The information contained on our website does not form part of this prospectus.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	5,790,000 shares (plus 1,447,500 shares of common stock underlying the warrants offered hereby)

Warrants to purchase common stock	Includes 1,447,500 shares of common stock underlying the warrants, exercisable at $3.90 per share for 24 months following the issuance of the shares in this offering

Common stock to be outstanding after this offering	63,582,526 shares (not including warrant shares) (1)

Use of proceeds
We estimate that the net proceeds we will receive from this offering will be approximately $19.3 million (not including the proceeds of any warrant exercises), after deducting the placement agent fees and estimated offering expenses.  We expect to use a portion of the proceeds to repay all of the remaining balance of approximately $11.0 million under our short-term loan agreement with Shenzhen Eastern Branch, Agricultural Bank of China, or Agricultural Bank, which we entered into in December 2008 for working capital. This loan bears interest at a floating interest rate currently equal to 5.31%. The loan is due and repayable on December 14, 2009.  We currently anticipate using the remaining net proceeds from the sale of our common stock and the warrants hereby for general corporate purposes, which may include, among other things, acquisitions, working capital, capital expenditures, research and development expenditures, investments, and certain expenses relating to the offering.  See “Use of Proceeds.”

Nasdaq Global Market Symbol
Our common stock is quoted on the Nasdaq Global Market under the symbol “CBAK.”  We do not intend to apply for listing of the warrants on any national securities exchange or for inclusion of the warrants in any automated quotation system.

__________
(1) Based on 57,792,526 shares of common stock outstanding as of October 21, 2009 and, in addition to the shares issuable upon exercise of the warrants, excludes:

•	200,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $6.25 per share;

•	280,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.35 per share;

•	794,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.268 per share;

•	360,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $4.30 per share;

•	1,250,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $4.18 per share;

•	1,923,155 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $2.81 per share;

•	75,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.24 per share;

•	511,250 shares of restricted stock; and

•	1,010,306 shares of common stock available for subsequent grant under our stock option plan.

SUMMARY FINANCIAL DATA

The following table sets forth our summary consolidated financial data as of the dates and for the periods indicated. The consolidated statement of operations for each of the years in the three-year period ended September 30, 2008, have been derived from our audited financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. The consolidated statement of operations data for each of the nine month periods ended June 30, 2009 and 2008, and the balance sheet data as of June 30, 2009, have been derived from our unaudited financial statements, which are also incorporated by reference into this prospectus supplement and accompanying prospectus and which include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. You should read this summary of consolidated financial data with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, each incorporated by reference into this prospectus supplement and accompanying prospectus. These operating results are not necessarily indicative of our operating results for any future period.

	Nine Months Ended June 30, (Unaudited)		Fiscal Year Ended September 30,
	2009	2008	2008	2007	2006
	(All amounts in thousands of dollars)
Statement of operations data:

Net revenues	$153,593	$172,609	$245,348	$145,861	$143,829

Cost of revenues	134,930	153,184	214,442	120,255	104,196

Gross profit	18,663	19,425	30,906	25,606	39,633

Operating expenses:
Research and development expenses	4,014	4,564	6,252	3,957	2,935
Sales and marketing expenses	4,334	4,235	5,803	4,696	5,055
General and administrative expenses	16,427	14,162	19,347	12,372	9,072

Total operating expenses	24,775	22,961	31,402	21,025	17,062

Operating (loss) / income	(6,112)	(3,536)	(496)	4,581	22,571

Finance Costs, Net	7,101	7,377	11,021	5,225	1,888

Gain on trading securities	-	-	-	-	(279)

Government grant income	(392)	(1,377)	(1,774)	(1,035)	-

Other expenses / (income)	189	(74)	(757)	103	205

(Loss)/income before income taxes	(13,010)	(9,462)	(8,986)	288	20,757

Income taxes (benefits) / expenses	(378)	(50)	(1,045)	(195)	593

Net (loss) / income	(12,632)	(9,412)	(7,941)	483	20,164

Other comprehensive (loss) /income
- Foreign currency translation adjustment	(242)	14,020	15,261	6,437	2,443

Comprehensive (loss) / income	(12,874)	4,608	7,320	6,920	22,607

RISK FACTORS

An investment in the units involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, before making a decision to invest in the units. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $3.55 per share and the net tangible book value of the common stock of $7.35 per share as of June 30, 2009, if you purchase shares of common stock in this offering, you will suffer dilution of $3.80 per share in the net tangible book value of the common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares sold in the offering, including the shares underlying the warrants will be freely tradable without restriction or further registration under the Securities Act.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $19.3 million (not including proceeds from the exercise of any of the warrants offered and sold in this offering), after deducting the placement agent fees and estimated offering expenses.

We expect to use a portion of the proceeds to repay all of the remaining balance of approximately $11.0 million under our short-term loan agreement with Shenzhen Eastern Branch, Agricultural Bank of China, or Agricultural Bank, which we entered into in December 2008 for working capital. This loan bears interest at a floating interest rate currently equal to 5.31%. The loan is due and repayable on December 14, 2009. The loan was entered into under our comprehensive credit facility agreement with Agricultural Bank.. For more information regarding this loan agreement and our comprehensive credit facility agreement with Agricultural Bank, please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

We also expect to use the net proceeds we receive from the sale of the shares of common stock and the warrants offered by this prospectus supplement and the accompanying prospectus for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	research and development expenditures; and

•	investments.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital.  Pending any specific application, we may initially invest funds in short-term marketable securities.

We will also use the proceeds to pay the fees and expenses for legal, accounting, and other services received pursuant to the negotiation, preparation, execution, delivery, and performance of the placement agency agreement and subscription agreements under which this offering is being consummated.  We will also use the proceeds of this offering to pay for all transfer agent fees, stamp taxes, and other taxes and duties levied in connection with the delivery of the units to the purchasers in this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

Since May 31, 2006, our common stock has been listed on the Nasdaq Global Market under the symbol “CBAK.” On October 21, 2009, the last reported sales price of our common stock on the Nasdaq Global Market was $4.28 per share.

The following table sets forth, for the quarters indicated, the range of closing high and low bid prices of our common stock as reported by the Nasdaq Global Market, as adjusted for all previously effected stock splits. These prices do not include retail markup, markdown or commission and may not represent actual transactions.

	Common Stock

	High	Low
Year Ended September 30, 2009
First Quarter	$3.70	$1.21
Second Quarter	$1.82	$0.89
Third Quarter	$3.64	$1.60
Fourth Quarter	$4.95	$2.54

Year Ended September 30, 2008
First Quarter	$8.58	$3.58
Second Quarter	$5.88	$3.16
Third Quarter	$5.25	$3.60
Fourth Quarter	$5.10	$3.50

Year Ended September 30, 2007
First Quarter	$7.99	$5.81
Second Quarter	$6.49	$3.25
Third Quarter	$4.42	$3.05
Fourth Quarter	$8.82	$3.36

Dividend Policy

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

As we are a holding company, we rely on dividends paid to us by our subsidiaries in the PRC through our Hong Kong subsidiary, BAK International Limited, or BAK International. In accordance with its articles of association, each of our subsidiaries in the PRC is required to allocate to its enterprise development reserve at least 10% of its respective after-tax profits determined in accordance with the PRC accounting standards and regulations. Each of our subsidiaries in the PRC may stop allocations to its general reserve if such reserve has reached 50% of its registered capital. Allocations to the reserve can only be used for making up losses and other specified purposes and may not be paid to us in forms of loans, advances, or cash dividends. Dividends paid by our PRC subsidiaries to BAK International will not be subject to Hong Kong capital gains or other income tax under current Hong Kong laws and regulations because they will not be deemed to be assessable income derived from or arising in Hong Kong.

Our board of directors has discretion on whether to pay dividends unless the distribution would render us unable to repay our debts as they become due, as provided in Chapter 78.288 of the Nevada Revised Statutes. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to give effect to the sale by us of 5,790,000 shares of our common stock and warrants to purchase 1,447,500 shares of our common stock in this offering after deducting placement agent fees and estimated offering expenses payable by us. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in or incorporated by reference into this prospectus supplement.

	As of June 30, 2009

	Actual (Unaudited)	As Adjusted (1)
CURRENT ASSETS
Cash and Cash Equivalents	$29,638,925	$48,905,700
LONG TERM LIABILITIES
Long-term bank loans, less current maturities	39,527,427	39,527,427
Deferred revenue	7,495,571	7,495,571
Other long-term payables	2,359,934	2,359,934
Total long term debt	49,382,932	49,382,932
STOCKHOLDERS’ EQUITY
Shares of common stock US$ 0.001 par value; 100,000,000 authorized; 57,687,731 issued and outstanding as of June 30, 2009, 63,477,731 shares issued and outstanding as adjusted	57,688	63,478
Donated shares	14,101,689	14,101,689
Additional paid-in capital	99,388,598	118,649,583
Statutory reserves	7,227,195	7,227,195
Retained earnings	14,687,900	14,687,900
Accumulated other comprehensive income	24,903,613	24,903,613
	160,366,683	179,633,458
Less: Treasury shares	(4,066,610)	(4,066,610)

Total stockholders’ equity	$156,300,073	$175,566,848

(1) Assumes that none of the warrants being sold in this offering are exercised by the purchasers thereof.  If such warrants are exercised, we will receive the gross proceeds from such exercise less placement agency fees.  See “Plan of Distribution” for a description of the amount potentially receivable by us and compensation payable to the placement agent.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 100,000,000 shares of our common stock, with a par value of $0.001 per share. As of October 21, 2009, we had 57,792,526 shares of common stock outstanding, excluding the common stock issuable upon exercise of our outstanding warrants and options. As of October 21, 2009, we had approximately 85 record holders of our capital stock. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters coming before the stockholders for a vote. Our articles of incorporation do not permit cumulative voting for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Likewise, our articles of incorporation do not vary the size of the vote necessary for the stockholders to act on various matters from the size of the vote required by Nevada law, which requires an action by the stockholders on a matter other than the election of directors to be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The directors of a Nevada corporation are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend or otherwise authorized any cash or other distribution with respect to the shares of our common stock and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and by-laws contain certain provisions that may have the effect of entrenching our existing board members, delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.  These provisions include:

Special Meetings of Shareholders — Our articles of incorporation provide that special meetings of the stockholders can only be called by our president or any other executive officer, or the board of directors, or any member thereof, the record holder or holders of at least 10% of all shares entitled to vote at the meeting, or the president or secretary at the written request of our stockholders holding not less than 30% of all shares issued, outstanding and entitled to vote.

Advance Notice Procedures —At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting unless all of our stockholders entitled to vote are present at the special meeting and consent.

Contracts and Transactions with Interested Directors — We may enter into a contract or a transaction with an entity in which our directors have a financial or other interest as long as such relationship has been disclosed to, or is known by, our board of directors or a majority thereof.

Amendment of By-laws — Our by-laws may be amended by our board of directors alone.

Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Nevada Law

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of Nevada’s Combinations with Interested Stockholders statute.  In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

•
for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

•	after the expiration of the three-year period, unless:

•
the Board approved the transaction or the acquisition of shares prior to the attainment of interested status the disinterested stockholders approve the transaction at a meeting not sooner than the expiration of the 3-year period; or

•
 (1)           the consideration received by the disinterested stockholders is not less than the higher of (A) the highest price per share paid by the interested stockholder while holding 5% stockholder status and during the 3 years prior to (and inclusive of) announcement of the combination or the acquisition of the shares (whichever is higher), plus annually compounded interest from such date, less the amount of any dividends distributed (up an amount equal to the interest accrued), (B) the market price on the date of announcement of the combination or the acquisition of shares (whichever is higher), plus annually compounded interest from such date, less the amount of any dividends distributed (up an amount equal to the interest accrued), or, (C) in the case of holders of preferred stock, the highest aggregate preferential liquidation and dividend amount to which such holders are entitled; and

(2)           the interested stockholder has not acquired additional shares in between becoming an interested stockholder and consummating a combination transaction other than (A) as part of becoming an interested stockholder, (B) by virtue of proportional adjustments or distributions by the corporation, (C) in a combination authorized under this statute or (D) at a price that, if paid in a permissible combination, would satisfy the requirements above.

With respect to a combination transaction proposed in good faith by an interested stockholder, the Board must respond within 30 days (or less if required by the Exchange Act) detailing its response and reasons.  For a share purchase, if the Board does not respond affirmatively within 30 days (or less if required by the Exchange Act), it will be deemed to have disapproved of the purchase.

A “combination” is defined to include any of the following, in one transaction or a series of transactions, with an “interested stockholder”: (a) a merger or consolidation; (b) a commercial transaction having a value of at least 5% of the value of the assets or stock of the corporation or 10% of the net income of such corporation; (c) a transaction involving the direct or indirect issuance of shares by the corporation to the interested stockholders representing at least 5% of the aggregate market value of the outstanding shares (unless part of a transaction applying equally to all stockholders of the corporation); (d) a transaction involving the liquidation or dissolution of the corporation; (e) any reclassification, split or distribution of shares or issuance of new shares for a proportionately greater number of old shares, recapitalization, internal reorganization or any other transaction having the effect of increasing the interested stockholder’s interest; or (f) any transaction involving a loan, advance, guarantee or other financial benefit to an interested stockholder other than proportionately as a stockholder of the corporation.

In general, an “interested stockholder” is defined to mean a beneficial owner of at least 10% of the outstanding voting power or an affiliate of the corporation that has been a 10% beneficial owner within the preceding 3 years.. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada’s Acquisition of Controlling Interest statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to us.

The Acquisition of Controlling Interest statute generally provides that any person directly or indirectly acquiring a “controlling interest” in an “issuing corporation” obtains only those voting rights with respect to shares purchased within the 90-day period leading up to the attainment of “control” status as are approved by the disinterested stockholders of the corporation.  A “controlling interest” is deemed to be the direct or indirect power to exercise at least 20% of the voting power of the stockholders in the election of directors.  An “issuing corporation” is a Nevada corporation directly or indirectly doing business in Nevada with at least 200 stockholders, of which 100 must be stockholders of record and Nevada residents.  An acquiring person may request a special meeting of the stockholders (the costs of which would be borne by such person) by delivering an “offeror’s statement” to the corporation or the matter will be submitted to a vote of the stockholders at their next special or annual meeting.  An “offeror’s statement” must identify itself as such and include descriptions of the acquiror and its associates, the number and percentage of shares owned or intended to be acquired and, if applicable, the intended terms and means of acquisition of the shares.

An issuing corporation may adopt a provision, on or before the date 10 days following the control share acquisition, allowing the corporation to call for the redemption of an acquiring person’s shares (at their average acquisition price) if (a) the acquiring person fails to deliver an offeror’s statement within 10 days following acquisition of the controlling interest or (b) the offeror’s statement is delivered but the stockholders fail to confer full voting rights to the control shares.

On or before the 10th day following the control share acquisition, if (x) the control shares are conferred full voting rights by the stockholders, and (y) the acquiring person has obtained a majority or more of all voting power, any disinterested stockholder not voting in favor of conferring voting rights to the control shares may demand payment for his shares at a price not less than the average acquisition price.  The Board must give notice and opportunity to elect to be bought out to all stockholders not voting in favor of the grant of full voting rights.

Transfer Agent

Our transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

DESCRIPTION OF THE WARRANTS

The following description summarizes the material terms and provisions of the warrants being offered under this prospectus supplement.

Exercise Price. The warrants are exercisable for shares of common stock at an exercise price of $3.90 per share.

Exercise Period. The warrants are exercisable for 24 months beginning on the date of initial issuance of the warrants.

Exercise of Warrants. Each warrant will entitle the holder to purchase shares of common stock at the exercise price stated above. Holders of the warrants may exercise the warrants in whole or in part at any time after the date of initial issuance of the warrants up to the expiration date specified above, upon the surrender of the warrants to us and payment of the exercise price to us in cash at the time of exercise; provided, however, that if we are unable to offer and sell the shares underlying these warrants pursuant to this prospectus supplement solely due to the ineffectiveness of the registration statements of which this prospectus supplement is a part, then the warrants may only be exercised on a “net” or “cashless” basis. In no event is the warrant holder entitled to a cash settlement from us upon exercise. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

The warrants contain a limitation on exercise, pursuant to which a warrant holder will not be entitled to exercise any portion of the warrant if, after giving effect to the exercise, the holder, together with its affiliates, would beneficially own more than 4.99% of the shares of our outstanding common stock after giving effect to the exercise.   This limit may be increased to up to 9.99% upon no fewer than 60 days’ notice.

This description of the warrants is qualified in its entirety by reference to the form of warrant, a copy of which has been provided to each of the purchasers and is included as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on October 22, 2009.

PLAN OF DISTRIBUTION

We are offering our units through a placement agent. Subject to the terms and conditions contained in the placement agency agreement dated October 21, 2009, Cowen and Company, LLC has agreed to act as the placement agent for the sale of up to 5,790,000 units, with each unit consisting of one share of our common stock and a warrant to purchase 0.25 of a share of our common stock (and the shares of common stock issuable from time to time upon exercise of the offered warrants). The placement agent is not purchasing or selling any units, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of units, but has agreed to use best efforts to arrange for the sale of all the units.

The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

On the scheduled closing date, which we currently anticipate will take place on or about October 27, 2009, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	Cowen and Company, LLC will receive the placement agent’s fee with respect to the sale of the units in accordance with the terms of the placement agency agreement.

We will pay the placement agent a fee equal to 5% of the gross proceeds of the sale of the units in the offering. In addition, upon the exercise of any of the warrants sold in the offering, we will pay the placement agent a fee equal to 5% of the gross proceeds received by the Company on account of such exercise.  We have previously paid the placement agent a retainer fee in the amount of $10,000 pursuant to an engagement letter with the placement agent. The following table shows the per unit fee, the per warrant share fee, and the total fees, excluding the retainer fee, we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus supplement and the exercise of all of the warrants received by the purchasers pursuant to this offering.

	Per Unit	Total From Sale of Units	Per Warrant Share	Total From Sale of Units and Exercise of Warrants
Placement Agent Fees	$0.1775	$1,027,725	$0.1950	$1,309,987.50	(1)

(1)	Assumes the valid exercise of all of the warrants purchased in this offering.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. The estimated offering expenses payable by us, in addition to the placement agent’s fee, are approximately $250,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the shares of common stock. After deducting the fees due to the placement agent and our estimated offering expenses, we estimate the net proceeds from this offering to be approximately $19.3 million, assuming no warrants are exercised, and approximately $24.6 million, assuming that all warrants are exercised.

The placement agent has from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which it received, or will receive, customary fees.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We, and our chairman, have agreed, subject to certain enumerated exceptions, to certain lock-up provisions with regard to future sales of our common stock for a period of 60 days after the date of the placement agency agreement as set forth in the placement agency agreement.

The placement agency agreement, the form of subscription agreement that each investor will execute, and the form of warrant are included as exhibits to our Current Report on Form 8-K that were filed with the SEC on October 22, 2009 in connection with this offering.

The transfer agent for our common stock is Securities Transfer Corporation.

Our common stock is listed on the Nasdaq Global Market under the symbol “CBAK”.

LEGAL MATTERS

Holland and Hart LLP and Pillsbury Winthrop Shaw Pittman LLP will issue legal opinions as to the validity of the issuance of the securities offered under this prospectus. DLA Piper LLP (US) of New York, New York has served as counsel for the placement agent.

EXPERTS

The financial statements as of September 30, 2008, and for each of the years in the two-year period ended September 30, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2008 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2008, have been so incorporated in reliance on the reports of PKF, independent registered public accounting firms, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of China BAK Battery, Inc. as of September 30, 2006, and for the year ended September 30, 2006, have been incorporated herein by reference in reliance upon the report of KPMG, independent registered public accounting firm, dated December 8, 2006, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG dated December 8, 2006, covering the consolidated financial statements as of September 30, 2006, and the year ended September 30, 2006, refers to a change in the method of accounting for stock-based compensation.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in our documents that we file with the SEC, which means that we disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein), until the offering is completed:

—	our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on December 12, 2008, as amended on January 5, 2009;

—	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, filed with the SEC on February 9, 2009;

—	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

—	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 7, 2009;

—	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on December 12, 2008, March 2, 2009, March 6, 2009, June 26, 2009, October 21, 2009, and October 22, 2009; and

—
the description of our common stock set forth in our registration statement on Form 8-A, filed on June 6, 2006, pursuant to Section 12(b) of the Exchange Act, including any amendment or report updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplemented is modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(86-755) 8977-0093
Attention: Corporate Secretary

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

AVAILABLE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically with the SEC. The address of the SEC's Internet site is www.sec.gov. Our website is www.bak.com.cn.

Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room or through its website.

PROSPECTUS

$60,000,000

Common Stock
and
Common Stock Warrants

We may offer from time to time in one or more offerings common stock and/or warrants to purchase common stock at an aggregate public offering price of up to $60,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide the specific terms of the offerings of our common stock and/or warrants to purchase common stock in supplements to this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our common stock and/or warrants to purchase common stock unless accompanied by a prospectus supplement. The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of our common stock.

Our common stock is quoted on the Nasdaq Global Market under the symbol “CBAK.” The last reported sale price of our common stock on The Nasdaq Global Market on June 26, 2008, was $4.92 per share.

You should carefully consider the risk factors beginning on page 2 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 27, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to $60,000,000 of our common stock and/or warrants to purchase common stock. Each time we offer our common stock and/or warrants to purchase common stock, we will provide a prospectus supplement that describes the specific amounts, prices, and terms of the common stock and/or warrants to purchase common stock we offer. The prospectus supplement(s) also may add, update, or change information contained in this prospectus. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities and it is not soliciting an offer to buy our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospectus may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

SUMMARY

This summary highlights information about us and the common stock and/or warrants being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common stock and/or warrants. You should carefully read the entire document, including the risk factors, the financial statements and the documents incorporated by reference. References in this prospectus to: “China BAK,” “the Company,” “we,” “us” and “our” refer to China BAK Battery, Inc. and its consolidated subsidiaries.

Our Business

We are one of the largest manufacturers of lithium-ion battery cells in the world, as measured by production output. We produce battery cells that are the principal component of rechargeable batteries commonly used to power the following applications:

—	cellular phones—customer segments include original equipment manufacturing, or OEM, customers and replacement battery manufacturers;

—	notebook computers;

—	portable consumer electronics, such as digital cameras, portable media players, portable gaming devices and personal digital assistants, or PDAs; and

—	other applications, such as miner’s lamps.

We conduct all of our operations in China, in close proximity to China’s electronics manufacturing base and its rapidly growing market. Historically, we have primarily manufactured prismatic lithium-ion cells for the cellular phone replacement battery market and the OEM market. Our products are packed into batteries by third-party battery pack manufacturers in accordance with the specifications of manufacturers of portable electronic applications. At the request of our customers that order prismatic battery packs, we also engage pack battery manufacturers to assemble our prismatic cells into batteries for a fee and then sell battery packs to these customers both for the replacement and OEM markets.

Our Corporate Structure and Principal Executive Offices

We were incorporated in Nevada on October 4, 1999. On January 20, 2005, we completed a share exchange with the stockholders of BAK International, a Hong Kong company, pursuant to which we acquired 100% of BAK International. BAK International was a holding company that owned a 100% PRC operating subsidiary, Shenzhen BAK. On February 14, 2005, we merged with our wholly-owned subsidiary, China BAK Battery, Inc., which was incorporated on February 1, 2005, and changed our name from “Medina Coffee, Inc.” to our current name, “China BAK Battery, Inc.” We accounted for this share exchange as a reverse acquisition and succeeded to and are considered to be a continuation of Shenzhen BAK’s operations and financial statements. We conduct our current business through the following three wholly-owned operating subsidiaries in China that we own through BAK International:

—
Shenzhen BAK, located in Shenzhen, China, incorporated in August 2001, which focuses on the development and manufacture of three types of cells: prismatic cells, cylindrical cells and high-power lithium-phosphate cells;

—	BAK Electronics located in Shenzhen, China, incorporated in August 2005, which focuses on the development and manufacture of lithium polymer cells; and

—
BAK Tianjin, located in Tianjin, China, incorporated in December 2006, which focuses on the manufacture of advanced lithium-ion batteries for use in light electric vehicles and uninterruptible power supply units.

In addition, BAK Canada, a wholly-owned subsidiary of BAK International, was incorporated in Canada in December 2006 to advance our research and development of lithium-ion batteries, and in October 2007, Shenzhen BAK obtained the Approval Certificate of Overseas Investments of Chinese Enterprises to invest in a wholly-owned subsidiary in Germany, BAK Europe GmbH, which will focus on the sales and after-sales services of lithium-ion battery cells.

Our principal executive offices are located at BAK Industrial Park, No. 1 BAK Street, Kuichong Town, Longgang District, Shenzhen, 518119, People’s Republic of China. Our telephone number is (86-755) 8977-0093.

All inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is www.bak.com.cn. The information contained on our website does not form part of this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risk factors, and you may lose all or any part of your investment.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the common stock to be sold by the selling stockholders.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement.  For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits filed as a part of the registration statement.  Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.  Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and current reports, prospectuses and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.bak.com.cn as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in our documents that we file with the SEC, which means that we disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, until the offering is completed:

—	our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed with the SEC on December 19, 2007;

—	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, filed with the SEC on February 6, 2008;

—	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 12, 2008;

—	our Current Reports on Form 8-K, filed with the SEC on March 31, 2008, and June 3, 2008; and

—
the description of our common stock set forth in our registration statement on Form 8-A, filed on June 6, 2006, pursuant to Section 12(b) of the Securities Exchange Act, including any amendment or report updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(86-755) 8977-0093
Attention: Corporate Secretary

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus or any prospectus supplement and incorporated by reference into this prospectus or any prospectus supplement are “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Forward-looking statements made in this Report generally are based on our best estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as (i) our future business development, results of operations and financial condition; (ii) our ability to fund our operations and manage our substantial short-term indebtedness; (iii) our ability to maintain or increase our market share in the competitive markets in which we do business; (iv) our limited operating history in developing, manufacturing and selling of lithium-based rechargeable battery cells; (v) our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances; (vi) our ability to secure raw materials in the future and to manage the costs of raw materials or to secure alternative or substitute raw materials; (vii) uncertainties with respect to the PRC legal and regulatory environment; (viii) our ability to maintain cost leadership; and (ix) other risks identified in this prospectus, any prospectus supplement and in our reports filed with the SEC.

Additional disclosures regarding factors that could cause our results and performance to differ from historical or anticipated results or performance are discussed in this prospectus or any prospectus supplement and in the reports incorporated by reference into this prospectus or any prospectus supplement. You are urged to carefully review and consider the various disclosures made by us therein before making any investment decision. The forward-looking statement speak only as of the date made and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the shares of common stock and/or warrants offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	research and development expenditures;

•	investments; and

•	repayment of debt.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital.  Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus (a) through underwriters or dealers, (b) directly to purchasers, (c) through agents or (d) through a combination of any of these methods. We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions in and outside the United States:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We may engage in at-the-market offerings.

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent that we designate, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such securities to the public at varying prices to be determined by such agent at the time of resale.

If we use underwriters to sell securities, we would enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters would be set forth in the prospectus supplement which would be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities. Underwriters may also use dealers to sell securities. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and discounts, concessions or commissions allowed by underwriters to participating dealers, would be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect of such liabilities.

Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts would be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement would set forth the price to be paid for securities pursuant to those contracts and the commissions payable for solicitation of the contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Our common stock currently is traded on the Nasdaq Global Market. Any shares of our common stock sold pursuant to a prospectus supplement also will be traded on the Nasdaq Global Market or on an exchange on which our common stock offered is then listed, subject (if applicable) to official notice of issuance. We are not obligated to maintain our listing on the Nasdaq Global Market. Any underwriters to whom we sell shares of common stock for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 100,000,000 shares of our common stock, with a par value of $0.001 per share. As of June 26, 2008, we had 53,227,387 shares of common stock outstanding, excluding the common stock issuable upon exercise of our outstanding warrants and options. As of June 26, 2008, we had approximately 102 record holders of our capital stock. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters coming before the stockholders for a vote. Our articles of incorporation do not permit cumulative voting for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Likewise, our articles of incorporation do not vary the size of the vote necessary for the stockholders to act on various matters from the size of the vote required by Nevada law, which requires an action by the stockholders on a matter other than the election of directors to be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The directors of a Nevada corporation are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend or otherwise authorized any cash or other distribution with respect to the shares of our common stock and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of our common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from such shares of common stock. We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will describe in the applicable prospectus supplement the terms of the series of warrants, including, but not limited to:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which such shares of common stock may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale, or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase shares of our common stock on the terms and conditions and at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York, New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will terminate.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at our corporate offices, we will issue and deliver the shares of common stock issuable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of common stock as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

In the event we engage the services of a warrant agent, any such warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and by-laws contain certain provisions that may have the effect of entrenching our existing board members, delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:

Special Meetings of Shareholders — Our articles of incorporation provide that special meetings of the stockholders can only be called by our president, or the board of directors, or the president or secretary at the written request of our stockholders holding not less than 10% of all the issued and outstanding stock.

Advance Notice Procedures — Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting unless all of our stockholders entitled to vote are present at the special meeting and consent.

Contracts and Transactions with Interested Directors — We may enter into a contract or a transaction with an entity in which our directors have a financial interest only if (a) such relationship has been disclosed to our board of directors or the committee, and our board of directors or the committee in good faith authorizes the contract or the transaction by the affirmative vote of a majority of the disinterested directors; (b) such relationship has been disclosed to our stockholders, and our stockholders have approved in good faith the contract or the transaction; or (c) the contract or transaction was fair to us at the time it was entered into and is later duly authorized, approved or ratified by our board of directors, the committee or stockholders.

Amendment of By-laws — Our by-laws may be amended by our board of directors alone.

Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Nevada Law

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of Nevada’s Combinations with Interested Stockholders statute.  In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

•
for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

•	after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

•
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada’s Acquisition of Controlling Interest statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to us.

The Acquisition of Controlling Interest statute prohibits an acquiror, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquiror obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right.  The Acquisition of Controlling Interest statute also provides that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Transfer Agent

Our transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes material federal income tax consequences arising from the purchase, ownership and disposition of our common stock. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to each such holder due to the particular circumstances of such holder or address estate and gift tax consequences, state, local or other tax consequences or non-U.S. tax laws. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed United States Treasury regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. In particular, this summary does not address the considerations that may be applicable to (a) particular classes of taxpayers, including financial institutions, insurance companies, small business investment companies, mutual funds, partnerships or other pass-through entities or investors in such entities, expatriates, broker-dealers and tax-exempt organizations, (b) holders with a “functional currency” other than the U.S. dollar or (c) holders of 10% or more of the total combined voting power of the Company’s shares. This summary deals only with the tax treatment of holders who own our common stock as “capital assets” as defined in Section 1221 of the Code.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, SALE OR OTHER DISPOSITION OF SECURITIES INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, POSSIBLE CHANGES IN THE TAX LAWS AND THE POSSIBLE APPLICABILITY OF INCOME TAX TREATIES.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a U.S. citizen or individual resident in the United States;

•	a corporation, or other entity treated as a corporation created or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all of the substantial interests of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Except as provided below in the discussion of estate tax, the term “Non-U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such a partnership, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

Dividends

U.S. Holders. If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Under current law, for tax years beginning before 2011, non-corporate taxpayers are eligible for a reduced rate of taxation on dividend income if certain holding period and other requirements are satisfied.

If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, a holder’s adjusted tax basis in our common stock. Any remainder will constitute gain as if from the sale of the common stock. See “- Dispositions.”

Non-U.S. Holders. Any dividends on our common stock paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a permanent establishment (or, under certain treaties, a fixed base) in the United States, known as “U.S. trade or business income,” are generally not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. However, such U.S. trade or business income, net of specified deductions and credits, generally is taxed at the same rates as applicable to U.S. persons. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A Non-U.S. Holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax or other exclusion from withholding under an income tax treaty but that did not timely provide required certifications or other requirements, or that has received a distribution subject to withholding in excess of the amount properly treated as a dividend, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service.

Dispositions

U.S. Holders. A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of our common stock in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis for such stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stock had been held for more than one year. If the U.S. Holder’s holding period on the date of the sale or exchange is one year or less, such gain or loss will be short-term capital gain or loss. However, if a U.S. Holder has received a dividend to which the special reduced rate of tax, discussed above, applies, and which exceeds 10% of the U.S. Holder’s basis for the stock (taking into account certain rules that aggregate dividends for this purpose), any loss on sale or other disposition generally will be a long-term capital loss to the extent of that dividend, regardless of the U.S. Holder’s actual holding period. Under current law, for tax years beginning before 2011, non-corporate taxpayers are eligible for preferential tax rates in respect of long term capital gains. Any capital loss realized upon sale, exchange or other disposition of our common stock is generally deductible only against capital gains and not against ordinary income, except that in the case of noncorporate taxpayers, a capital loss may be deductible to the extent of capital gains plus ordinary income of up to $3,000.

A U.S. Holder’s tax basis for its shares of our common stock will generally be the purchase price paid therefor by such U.S. Holder (reduced by amounts of any distributions, in excess of earnings and profits of the Company, received by such U.S. Holder). The holding period of each share of our common stock owned by a U.S. Holder will commence on the day following the date of the U.S. Holder’s purchase of such share and will include the day on which the share is sold by such U.S. Holder.

Non-U.S. Holders. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or withholding thereof) on gain recognized on a disposition of our common stock unless:

•
the gain is U.S. trade or business income, in which case such gain generally will be taxed in the same manner as gains of U.S. persons, and such gains may also be subject to the branch profits tax in the case of a corporate Non-U.S. Holder;

•
the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and who meets certain other requirements, in which case such holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the common stock) exceed capital losses allocable to U.S. sources; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock (the “applicable period”).

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a “U.S. real property holding corporation” generally will not apply to a Non-U.S. Holder whose holdings, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe we have never been, are not currently and are not likely to become a U.S. real property holding corporation for U.S. federal income tax purposes in the future.

Information Reporting and Backup Withholding

We must report annually to the U.S. Internal Revenue Service and to each holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

Backup withholding may apply to payments of dividends paid by us. If you are a U.S. Holder, backup withholding will apply if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding.

If you are a Non-U.S. Holder, backup withholding will apply to dividend payments if you fail to provide us with the required certification that you are not a U.S. person.

Payments of the proceeds from a disposition (including a redemption) effected outside the United States by or through a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner of the disposed stock is a Non-U.S. Holder and either specified conditions are met or an exemption is otherwise established. Backup withholding and information reporting will apply to dispositions made by or through a U.S. office of any broker (U.S. or foreign).

Backup withholding is not an additional tax. Any amounts withheld from a payment to you that result in an overpayment of taxes generally will be refunded, or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury regulations.

LEGAL MATTERS

Thelen Reid Brown Raysman & Steiner LLP will issue a legal opinion as to the validity of the issuance of the securities offered under this prospectus.

EXPERTS

The financial statements as of September 30, 2007, and for the year ended September 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2007 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2007, have been so incorporated in reliance on the reports of PKF, independent registered public accounting firms, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of China BAK Battery, Inc. as of September 30, 2006, and for each of the years in the two-year period ended September 30, 2006, have been incorporated herein by reference in reliance upon the report of KPMG, independent registered public accounting firm, dated December 8, 2006, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG dated December 8, 2006, covering the consolidated financial statements as of September 30, 2006, and for each of the years in the two-year period ended September 30, 2006, refers to a change in the method of accounting for stock-based compensation.

INDEMNIFICATION

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such.  Our Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•
We must indemnify our directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have power to indemnify against liability, reasonable expense or other matter whatsoever.

•
We may at the discretion of our board of directors purchase and maintain insurance on behalf of our company and any person whom we have power to indemnify pursuant to law, our articles of incorporation, our bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also have entered into indemnification agreements with our executive officers and directors and provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances that may include liability, or related loss under the Securities Act and the Securities Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The indemnity provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

5,790,000 Units

Units Consisting of
One Share of Common Stock and
a Warrant to Purchase 0.25 of a Share of Common Stock

PROSPECTUS SUPPLEMENT

Cowen and Company

October 23, 2009